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                                                                    EXHIBIT 10.6

                        RETAIL STORE LICENSING AGREEMENT

RETAIL STORE LICENSING AGREEMENT made this 31st day of October, 2000 by and between OXTAILS CORP., a Florida corporation ("Oxtails"), and ACKEEOX CORP., a Florida corporation ("Ackeeox").

                                    RECITALS:

A. Oxtails owns and operates a retail specialty food store named OXTAILS AND MORE in West Palm Beach, Florida catering to ethnic Caribbean consumers (the "Retail Store").

B. Oxtails desires to expand by establishing a chain of stores based on the Retail Store ("Additional Retail Stores").

C. Ackeeox desires to be granted and Oxtails is willing to grant to Ackeeox, on the terms and subject to the conditions of this Agreement, a license to own, open and operate Additional Retail Stores as provided herein.

NOW THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.       DEFINITIONS.

1.1 The term "Licensed Territory" shall mean the State of Florida, the countries adjacent to the Caribbean Sea and the countries comprising Central America.

1.2 The term "Licensed Rights" shall mean the rights to construct, equip, furnish and stock Additional Retail Stores pursuant to standards and requirements promulgated by Oxtails.

2.       GRANT OF LICENSE.

Subject to the terms and conditions set forth in this Agreement, Oxtails hereby grants to Ackeeox the non-exclusive, non-transferable, non-assignable and non-sublicensable license to exercise the Licensed Rights within the Licensed Territory during the term of this Agreement.

3.       LIMITATION OF LICENSE.

Oxtails retains all rights not expressly granted to Ackeeox hereunder, including, without limitation, the right to grant licenses to third parties which do not violate the provisions of this Agreement. Any use by Oxtails of such reserved rights, including, without limitation, the use or authorization of others to exercise the Licensed Rights in any manner, shall not be deemed unfair competition, interference or infringement of any of Ackeeox's rights hereunder.


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4.       ROYALTIES AND REPORTS.

4.1 Ackeeox shall pay Oxtails a royalty equal to three percent (3%) of Ackeeox's Net Revenues (as defined below) derived from sales generated by Additional Retail Stores. As used herein, "Net Revenues" shall mean the gross revenues from sales generated by Additional Retail Stores less any discounts, co-op advertising costs, sales commissions, freight, insurance and other shipping charges, but only to the extent that such discounts, shipping charges or returns are separately invoiced and/or actually credited to any customers' accounts. Under no circumstances shall any returns experienced by Ackeeox require a net repayment by Oxtails to Ackeeox.

4.2 Within thirty (30) days after the end of each calendar quarter during the term of this Agreement, Ackeeox shall furnish Oxtails with a copy of a royalty report certified to be accurate by an officer of Ackeeox and specifying: (i) the gross revenues from sales generated by Additional Retail Stores during the preceding calendar quarter on a store-by-store basis, (ii) the itemized deductions from gross revenues from sales expressly permitted hereunder, (iii) the Net Revenues during the preceding calendar quarter on a store-by-store basis, and (iv) the royalties determined to be due to Oxtails hereunder.

4.3 Simultaneously with the provision of each royalty report required hereunder, Ackeeox shall tender to Oxtails the royalty payment due with respect to the preceding calendar quarter. All payments due under this Agreement shall be paid in the currency of the United States of America and shall be remitted by check. The acceptance by Oxtails of any royalty report or the receipt and deposit by Oxtails of any payment tendered by or on behalf of Ackeeox or the exercise by Oxtails of its right to inspect and/or audit Ackeeox's records and books of accounts shall be without prejudice to any rights or remedies of Oxtails and shall not restrict or prevent Oxtails from thereafter disputing the accuracy of any such royalty report(s) or payment(s).

4.4 No costs incurred in the exercise by Ackeeox of the Licensed Rights shall be deducted from any royalties payable to Oxtails.


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4.5 Ackeeox shall retain at its principal place of business for a period of not less than two (2) years after the expiration or termination of this Agreement all of the files, records and books of account prepared in the normal course of business which contain data reasonably required for the computation and verification of the amounts to be paid and the information to be given in any royalty report required hereunder. Ackeeox shall permit Oxtails and/or a licensed certified public accountant ("CPA") retained by Oxtails to inspect and audit at any reasonable times (but not more often than twice annually) all such files, records and books of account and to take extracts therefrom and make copies thereof for the purpose of verifying the correctness of the royalty reports and payments provided by Ackeeox hereunder. Ackeeox shall give Oxtails and/or its CPA such other information as may be necessary or prove useful to enable the royalty payments due to Oxtails hereunder to be accurately ascertained. All information obtained by Oxtails and/or its CPA under this Subsection 4.5 shall be maintained in strict confidence in accordance with the provisions of Section 11 below. In addition to paying Oxtails promptly such sums as are identified by any inspection and/or audit as being owed to Oxtails and yet unpaid by Ackeeox, in the event any such inspection and/or audit reveals that Ackeeox has underpaid Oxtails by five percent (5%) or more with respect to the period which is the subject of such inspection and/or audit, Ackeeox shall reimburse Oxtails for the reasonable costs of such inspection and/or audit promptly upon demand. In the event that a dispute arises under this provision with regard to any underpayment, the parties shall mutually appoint an auditor who shall determine the amount of underpayment, if any.

5.       CONSTRUCTION.

5.1 Oxtails may amend the standards and requirements underlying the Licensed Rights for constructing, equipping, furnishing and stocking Additional Retail Stores from time to time. Ackeeox agrees to abide by such changes.

5.2 Once a site has been conditionally selected for an Additional Retail Store, Oxtails shall assign a project engineer to supervise construction. Ackeeox shall submit to Oxtails resumes of architects and engineers it proposes to engage to plan construction. Plans shall not be approved and construction may not commence until Oxtails has approved the architect and/or engineer who is to prepare the plans.

5.3 Ackeeox shall submit proposed plans, specifications and drawings for each Additional Retail Store, including its proposed equipment, furnishings, facilities and signage with such detail and containing such information as Oxtails may request (the "Plans"). The Plans as submitted shall conform to prevailing system standards. Construction shall not begin until Oxtails has approved the Plans. Thereafter, no change shall be made in the Plans without the prior written consent of Oxtails.

5.4 Prior to commencement of construction, Ackeeox shall submit to Oxtails a resume of the general contractor and, if requested by Oxtails, any major subcontractors for construction. Construction shall not commence until Oxtails has approved the contractors.



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5.5 During construction, Ackeeox shall, and shall cause its architect, engineer, contractors and subcontractors to, cooperate fully with Oxtails to permit
Oxtails to inspect construction.

5.6 Ackeeox shall order, purchase and/or lease and install all fixtures, equipment, furnishings, signage, computers and related equipment, supplies and other items required by the Plans and as required by Oxtails. Ackeeox shall hire a staff to operate each Additional Retail Store and all such personnel shall be trained as required by Oxtails.

5.7 An Additional Retail Store may be opened for business once Oxtails has approved and accepted in writing (i) the construction, (ii) the installation of all items of equipment, furnishings, signage, computers and related supplies and other items as required by Oxtails, and (iii) the staff.

5.8 Any and all advertising, promotional, merchandising and other such marketing materials of or concerning the Additional Retail Stores shall be subject to Oxtails' prior written approval as to acceptable standards of quality and appearance.

          (i) Approvals may be granted or withheld by Oxtails in its sole discretion. Oxtails' failure to give its written approval within fourteen calendar (14) days from the date of receipt shall be deemed disapproval of the materials so submitted. Oxtails shall use reasonable efforts to render approvals as quickly as may be required by Ackeeox, and to give a statement of the reasons for the disapproval of any materials submitted to it by Ackeeox.

         (ii) Once any artwork submitted by Ackeeox is approved by Oxtails, any subsequent modification thereto requested by Oxtails shall be promptly undertaken and implemented.

6.       REPRESENTATIONS AND WARRANTIES.

6.1 Oxtails represents and warrants solely for the benefit of Ackeeox that:

         (i) it has the right, power and authority to enter into this Agreement and to perform fully its obligations hereunder;

          (ii) the making of this Agreement by it does not violate any separate agreement between it and any third party; and

         (iii) during the term of this Agreement, it shall not make any separate agreement with any third party that is inconsistent with any of the provisions of this Agreement.

6.2 Ackeeox represents and warrants solely for the benefit of Oxtails that:

           (i)  it has the right, power and authority to enter into



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this Agreement and to perform fully its obligations hereunder;

         (ii) the Additional Retail Stores shall be developed, marketed and operated in compliance with all applicable laws and regulations;

         (iii) it shall not exercise the Licensed Rights outside of the Licensed Territory;

         (iv) the Additional Retail Stores shall be of such quality and appearance as shall maintain and protect the goodwill associated with the Retail Store;

         (v) the making of this Agreement by it does not violate any separate agreement between it and any third party; and

         (vi) during the term of this Agreement, it shall not make any separate agreement with any third party that is inconsistent with any of the provisions of this Agreement.

7.  INDEMNITY; ASSUMPTION OF RISK.

7.1 Oxtails agrees to indemnify and hold Ackeeox harmless from and against any losses, liabilities, damages, costs and expenses (including reasonable fees for attorneys) arising out of any claims or suits which may be brought or made against Ackeeox by reason of Oxtails' breach of any of the express warranties set forth in Subsection 6.1 above; provided that Ackeeox shall, within five (5) business days, give Oxtails written notice of any such claim, the authority to control the defense and/or settlement of any such claim, and reasonable cooperation and assistance with respect to such matters. Although Ackeeox may participate in any such action or proceeding at its own expense with counsel of its own choosing, Ackeeox represents and warrants that it shall not agree to the settlement of any such claim, action or proceeding without the prior written consent of Oxtails.

7.2 Oxtails assumes no liabilities to Ackeeox or any third parties with respect to the Additional Retail Stores to be developed in accordance with the provisions of this Agreement. Ackeeox agrees to indemnify and hold Oxtails harmless from and against any losses, liabilities, damages, costs and expenses (including reasonable fees for attorneys) arising out of any claims or suits which may be brought or made against Oxtails by reason of the breach by Ackeeox of any of the express warranties set forth in Subsection 6.2 above, or involving or otherwise concerning the exercise of the Licensed Rights.


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7.3 Ackeeox agrees to obtain and maintain throughout the term of this Agreement, at its own expense, liability insurance from a qualified insurance company naming Oxtails as additional insured. The liability insurance policy shall provide adequate protection for Ackeeox and Oxtails against any and all claims, demands and causes of action as referenced in Section 7.2 immediately above, or arising out of any defects or failure to perform, alleged or otherwise, relating to the Additional Retail Stores. The amount of such coverage under the liability insurance policies shall be at least one million dollars ($1,000,000) per occurrence. Each policy shall provide for sixty (60) days' notice to Oxtails from the insurer by registered mail, return receipt requested, in the event of any modification, cancellation, expiration or termination of each such policy. Ackeeox agrees to furnish Oxtails with a certificate of insurance evidencing such coverage upon request.

8.       OWNERSHIP OF RIGHTS.

8.1 Ackeeox acknowledges that the Licensed Rights are exclusively owned by and the property of Oxtails. Ackeeox agrees that it shall not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of Oxtails' rights, title and/or interests in and to the Licensed Rights, nor shall Ackeeox at any time challenge any of Oxtails' rights, title and interests in and to the Licensed Rights or challenge the validity of the license and related rights herein granted by Oxtails.

8.2 Nothing herein shall give Ackeeox any right, title or interest in or to any of the Licensed Rights, except a mere right and privilege during the term hereof to use the same in strict compliance with the provisions of this Agreement. In connection with its use of the Licensed Rights, Ackeeox shall not in any manner represent that it has any ownership or possessory interest therein. Ackeeox further agrees that without Oxtails' written consent it shall not register any trademark in its own name or in the name of any other person or entity which is associated with the Retail Store.

8.3 Upon the expiration or earlier termination of this Agreement for any reason, Ackeeox shall, subject to the provisions of Section 10 below, immediately cease and desist from any further use of the Licensed Rights.

9.       TERM.

9.1 Unless sooner terminated in accordance with the provisions hereof, the term of this Agreement shall commence on the date first written above and continue in full force and effect for a period of ten (10) consecutive years.

9.2 Oxtails shall have the right to terminate this Agreement immediately, by providing written notice of such election to Ackeeox, upon the occurrence of any of the following events or circumstances:



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         (i) If Ackeeox shall be unable to pay its debts when due, or shall make an assignment for the benefit of any of its creditors, or shall file any petition under the bankruptcy or insolvency laws of any jurisdiction, or shall have or suffer a receiver or trustee to be appointed for its business or property, or is adjudicated to be bankrupt or insolvent;

         (ii) If Ackeeox shall have failed to maintain in full force and effect the insurance referred to in Subsection 7.3 above, and such default is not corrected or cured within thirty (30) days after receipt of written notice of such default;

         (iii) If Ackeeox shall fail to make any payment due hereunder on the date due, and such default is not corrected or cured within thirty (30) days after receipt of written notice of such default;

         (iv) If Ackeeox shall fail to deliver any royalty statements required hereunder or to give Oxtails or its CPA access to Ackeeox's records and books of accounts for the purposes permitted hereunder, and any such default is not corrected or cured within thirty (30) days after receipt of written notice thereof;

         (v) If any government agency finds that any of the Additional Retail Stores is defective in any way, manner or form that presents a risk of injury to any consumers or to the public, and such default is not corrected or cured within thirty (30) days after receipt of written notice of such default; or

          (vi) If Ackeeox defaults in the performance of any of its other material obligations provided for in this Agreement and such default is not corrected or cured within thirty (30) days after receipt of written notice of such default.

9.3 Termination of this Agreement pursuant to the provisions of this Section 9 shall be without prejudice to any rights or remedies which one party may otherwise have against the other party. Upon any termination of this Agreement, notwithstanding anything to the contrary herein contained, all unpaid royalties on sales theretofore made shall become immediately due and payable to Oxtails.

10.      EFFECT OF EXPIRATION OR TERMINATION.

10.1 Upon the expiration or earlier termination of this Agreement, in whole or in part, all rights granted to Ackeeox hereunder shall revert to Oxtails, who shall thereupon be free to license third parties to use the Licensed Rights in connection with Additional Retail Stores within the Licensed Territory. Upon the expiration or earlier termination of this Agreement, in whole or in part, Ackeeox shall have no further rights of any kind with respect to Additional Retail Stores.


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10.2 Within thirty (30) days of the expiration or earlier termination of this
Agreement (or any extension or renewal hereof), Ackeeox shall provide Oxtails with an itemized statement indicating its collective inventory at the Additional Retail Stores as of the effective date of expiration or termination. Oxtails shall be entitled to conduct a physical inspection of said inventory during normal business hours in order to ascertain or verify such inventory and/or statement. Oxtails shall have the option, exercisable within fifteen (15) business days after receipt of Ackeeox's statement, to purchase any or all of such unsold inventory at Ackeeox's lowest cost.

10.3 In the event Oxtails elects not to exercise its right to purchase any such inventory pursuant to Subsection 10.2 immediately above, Ackeeox shall have the right to sell off such unsold inventory for a period of ninety (90) days, provided that (i) this Agreement has not been terminated as the result of Ackeeox's default hereunder, and (ii) Ackeeox's previously published prices for the inventory are charged.

10.4 Ackeeox shall not dispose of any inventory as of the effective date of expiration or termination unless and until fifteen (15) business days after it has given Oxtails a complete and correctly itemized statement of all such inventory. Ackeeox shall continue to be required to furnish Oxtails with royalty statements with respect to all sales made in accordance with the provisions of this Section 10 and to pay Oxtails royalties otherwise due hereunder with respect to all such sales to any third party or parties.

11.      CONFIDENTIAL INFORMATION.

11.1 Ackeeox understands that certain information that it may receive from Oxtails in connection with the performance of this Agreement shall be information that is proprietary to Oxtails. Such information includes, without limitation, (i) non-public information concerning Oxtails' business or finances;
(ii) the terms and existence of this Agreement; and (iii) any other information which if disclosed might harm or reduce Oxtails' competitive advantage or place Oxtails at a competitive disadvantage (all of the information described in clauses (i) through (iii) shall be collectively referred to hereinafter as the "Proprietary Information"). Ackeeox shall not use any Proprietary Information except for the express purpose of carrying out this Agreement, and shall use its best efforts to prevent any unauthorized copying, use or disclosure of any such Proprietary Information.




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11.2 The restrictions described herein shall terminate with respect to any particular portion of any Proprietary Information which: (i) Ackeeox is authorized by Oxtails in writing to disclose, copy or use; (ii) becomes publicly available through no breach of the confidentiality provisions of this Agreement;
(iii) is furnished by Oxtails to third parties without restriction on subsequent disclosure; and/or (iv) is furnished to Ackeeox by a third party without breach of any separate non-disclosure restriction.

12.      NOTICES.

All notices or other communications required or desired to be sent to either party hereto shall be in writing and shall be sent by registered or certified mail, postage prepaid, return receipt requested or sent by facsimile. The address for all notices or other communications required to be sent to Oxtails or Ackeeox, respectively, shall be the mailing address stated on the signature page below or such other address as may be provided by written notice from one party to the other for such purpose. Notices shall be effective as of the date of receipt.

13.      NO PARTNERSHIP OR JOINT VENTURE.

Ackeeox agrees that in performing its duties under this Agreement it shall be operating as an independent contractor. Nothing contained herein shall in any way constitute any association, partnership or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party shall have any right to obligate or bind the other party in any manner whatsoever. Neither of the parties hereto shall hold itself out in any manner that would be contrary to the terms of this
Section 13. Nothing herein contained shall give, or is intended to give, any rights of any kind to any third parties.

14.      ASSIGNMENT.

This Agreement is personal to Ackeeox. Ackeeox may not sell, transfer, assign or sublicense this Agreement (or any portion hereof), nor delegate any of its obligations hereunder, without the prior written consent of Oxtails. Any attempted or purported sale, transfer, assignment, sublicense or delegation without such consent shall be null and void. No rights hereunder shall devolve by operation of law or otherwise upon any receiver, liquidator, trustee or other party. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties, their respective successors and assigns.

15.      ARBITRATION AND CONTROLLING LAW.

Any controversy or claim arising out of or relating to this



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Agreement shall be submitted to arbitration in accordance with the Commercial
Arbitration Rules of the American Arbitration Association by one or more arbitrators appointed in accordance with said Rules. Such arbitration shall be administered in West Palm Beach, Florida, or any other mutually agreed-upon site. The laws of Florida shall govern this Agreement.

16.      LEGAL COSTS AND EXPENSES.

In the event it is necessary for either party to employ an attorney to enforce the terms of this Agreement or to prosecute an action to enforce any of the terms, conditions or rights contained herein, or to defend any action, then the prevailing party to any such proceeding shall be entitled to recover from the other party its reasonable fees for attorneys and expert witnesses, plus such costs and expenses as are incurred with respect thereto. As used herein, the term "prevailing party" shall include a defendant who by motion, judgment, verdict or dismissal, successfully defends against any claim that has been asserted against it.

17.      REMEDIES.

Ackeeox recognizes the great value of the goodwill associated with the Licensed Rights, and acknowledges that such goodwill belongs exclusively to Oxtails. Ackeeox further acknowledges and agrees that a breach by Ackeeox of any of its agreements, covenants or undertakings hereunder will cause Oxtails irreparable damage, which cannot be remedied in terms of damages in an action at law, thereby entitling Oxtails to equitable relief, costs and reasonable fees for attorneys. Unless expressly set forth to the contrary, either party's election of any remedies provided for in this Agreement shall not be exclusive of any other remedies available hereunder, or otherwise at law or in equity, and all such remedies shall be deemed to be cumulative.

18.      LIMITATION OF LIABILITY.

Except as provided in Section 7 above, neither party shall be liable to the other party for any incidental, consequential, special or punitive damages of any kind or nature, including, without limitation, the breach of this Agreement or any termination of this Agreement, whether such liability is asserted on the basis of contract or tort (including negligence or strict liability), or otherwise, even if the other party has been warned of the possibility of such loss or damage.


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19.      SEVERABILITY.

In the event that any provision of this Agreement (or portion thereof) is determined by a tribunal of competent jurisdiction to be illegal or otherwise unenforceable, such provision (or part thereof) shall be enforced to the extent possible consistent with the stated intention of the parties, or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, while the remainder of this Agreement shall continue in full force and remain in effect according to its stated terms and conditions.

20.      WAIVER.

No failure or delay by either party in exercising any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy. Any waiver by either party of any provision of this Agreement shall not be construed as a waiver of any other provision of this Agreement, nor shall such waiver be construed as a waiver of such provision respecting any future event or circumstance. No waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom such waiver or modification is sought to be enforced.

21.      MODIFICATIONS.

No modification of any of the provisions of this Agreement shall be effective unless in writing and signed by both of the parties.

22.      SECTIONS AND HEADINGS.

The headings contained herein are for the convenience of reference only and are not intended to define, limit, expand or describe the scope or intent of any Section or provision of this Agreement.

23.      SECTIONS SURVIVING TERMINATION.

The following Sections shall survive the expiration or termination of this
Agreement: 7, 8, 10, 11, 15, 16, 17, 18 and 19.

24.      INTEGRATION.

This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]



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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first written above.

                           OXTAILS CORP.


                           By: /s/ Jerold H. Kritchman
                              -----------------------------------------
                                  Jerold H. Kritchman, President

                                  Address:
                                          -----------------------------


                           ACKEEOX CORP.


                           By: /s/ Jayme A. Kritchman
                              -----------------------------------------
                                  Jayme A. Kritchman, Vice President

                                  Address:
                                          -----------------------------






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